EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Members

EGS Electrical Group, LLC:

We consent to the use of our report dated December 18, 2000, with respect to the consolidated balance sheet of EGS Electrical Group, LLC and subsidiaries as of September 30, 2000, and the related consolidated statements of income, members’ equity and comprehensive income, and cash flows for the year ended September 30, 2000, incorporated herein by reference.

/s/ KPMG LLP

Chicago, Illinois

September 22, 2003